Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [●], 2019 (this “Agreement”), is made and entered into by and between KAR Auction Services, Inc., a Delaware corporation (“KAR”), and IAA Spinco Inc., a Delaware corporation and wholly owned subsidiary of KAR (“SpinCo”, and together with KAR, the “Parties”).  For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement.

RECITALS:

WHEREAS, the board of directors of KAR (the “KAR Board”) has determined that it is advisable and in the best interests of KAR to separate KAR’s salvage auction businesses from its whole car auction businesses, creating two independent publicly traded companies;

WHEREAS, in furtherance of the foregoing, (a) KAR will cause the applicable members of the KAR Group to assign, transfer, convey and deliver to SpinCo or the applicable SpinCo Designee all right, title and interest of the KAR Group in and to the SpinCo Assets, (b) SpinCo and the applicable SpinCo Designees will accept, assume and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities (the transactions described in clauses (a) and (b) herein being referred to collectively as the “SpinCo Contribution”), [(c) SpinCo will cause the applicable members of the SpinCo Group to assign, transfer, convey and deliver to KAR or the applicable KAR Designee all right, title and interest of the SpinCo Group in and to the KAR Assets, and (d) KAR and the applicable KAR Designees will accept, assume and agree faithfully to perform, discharge and fulfill the KAR Liabilities] (the transactions described in this recital, including the assignment, transfer, conveyance and delivery of the SpinCo Assets and KAR Assets, and the acceptance, assumption and agreement to perform the SpinCo Liabilities and the KAR Liabilities, being referred to collectively as the “Separation”);

WHEREAS, to effectuate the Separation and the Distribution, KAR and SpinCo have entered into a Separation and Distribution Agreement, dated as of [●], 2019 (the “Separation and Distribution Agreement”); and

WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation, the Parties desire to enter into this Agreement to set forth the terms pursuant to which each of the Parties shall provide Services to the other Party for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01          Services.

(a)          With respect to each applicable service set forth on Schedule 1 hereto (the “Services”), the Party identified on Schedule 1  hereto as the “Provider” of such Service agrees to provide, or to cause one or more members of its Group to provide, such Service to the other Party (the “Recipient”), or any members of the Recipient’s Group, in each case for the period commencing on the Effective Date and ending on the earlier of (i) the date that a Party terminates the provision of such Service pursuant to Section 4.02 and (ii) the date set forth on Schedule 1 with respect to such Service (the “Service Period”).

(b)          At any time during the term of this Agreement, either Party may request that the other Party provide or cause its Group to provide additional services hereunder (the “Additional Services”) by providing written notice of such request, it being understood that the Party that receives such request may in its sole discretion decline to provide such requested Additional Services. If a Provider agrees to undertake to provide the Additional Services, upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, KAR and SpinCo shall supplement in writing the Services set forth on Schedule 1 to include such Additional Services. Except where the context otherwise indicates or requires, any such Additional Services specified on Schedule 1 or so agreed upon in writing by the Parties shall be deemed to be “Services” under this Agreement.

Section 1.02          Performance of Services.

(a)          Except for Services identified as “New Service” in Schedule 1 hereto (“New Services”), which New Services the Provider shall use commercially reasonable efforts to provide, the Provider shall perform, or shall cause one or more members of its Group to perform, all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in all material respects to such Services (or analogous services) provided by or on behalf of KAR or any of its Subsidiaries with respect to the SpinCo Business or KAR Business, as applicable, during the twelve (12) months prior to the Effective Date (collectively referred to as the “Level of Service”).

(b)          Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. As between the Parties, the Provider shall be the party that determines, in its sole discretion,  whether to communicate with and shall be the party that communicates with Third Parties in connection with any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow the Provider to perform, or cause to be performed, Services to be provided to the Recipient hereunder, with any such communications to be in the sole discretion of Provider. Unless otherwise agreed in writing by the Parties, all reasonable and documented out-of-pocket costs and expenses (if any) incurred by any Party or any member of its Group in connection with obtaining any Third Party consent that is required to allow the Provider to perform or cause to be performed any Services hereunder shall be paid for by the Recipient. If, with respect to a Service, a required Third Party consent has not been obtained, or the performance of a Service by or on behalf of the Provider would constitute a violation of any applicable Law, the Provider shall have no obligation to perform or cause to be performed such Service.

(c)          Except for New Services, which New Services the Provider shall not be required to perform or cause to be performed other than in a manner that is commercially reasonable to Provider, the Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality, service quantity, or allocation of personnel or resources) than such services (or analogous services) provided by or on behalf of KAR or any of its Subsidiaries with respect to the SpinCo Business or KAR Business, as applicable, during the 12-month period prior to the Effective Date. Without limiting the generality of the foregoing, the Provider shall not be required to maintain the employment of any specific employee(s), hire additional employees or third-party service providers or purchase, or purchase, lease or license any additional equipment, software or other assets or properties in order the provide the Services hereunder. If the Recipient requests that the Provider perform or cause to be performed any Service in a manner that exceeds the Level of Service, then the Parties shall reasonably cooperate and act in good faith to determine whether the Provider will be required to provide such requested higher Level of Service. If the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a written agreement signed by the Parties, which may be an amendment or addendum to this Agreement.

(d)          i)   Neither the Provider nor any member of its Group shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and the members of its Group, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS Section 1.02 OR Section 6.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e)          Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law.

    Section 1.03          Charges for Services. The Recipient shall pay the Provider of the Services a fee for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges are set forth in Schedule 2 hereto. During the term of this Agreement, the amount of a Charge for any Service may be(a) any decrease as determined by the Provider in its sole discretion, and (b) increased to reflect any increase in the rates or charges imposed by any Third Party provider that is providing Services (proportional to the respective use of such Services by each Party) (“Additional Charges”). Together with any invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent that such documentation is in the Provider’s or its Group’s possession or control, to confirm the calculation of any applicable Additional Charges.

    Section 1.04          Changes in the Performance of Services. Subject to the performance Level of Service, the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself or its Group and if the Provider furnishes to the Recipient reasonable prior written notice of such changes. No such change shall materially adversely affect the timeliness or quality of the applicable Service.

    Section 1.05          Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to reasonably cooperate and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee).

    Section 1.05          Subcontracting. A Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider or its Group and (b) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the Services.

ARTICLE II

OTHER ARRANGEMENTS

Section 2.01          Access.  The Recipient shall, and shall cause the members of its Group to, allow the Provider and the members of its Group and their respective Representatives reasonable access to the facilities of the Recipient and the members of its Group that is necessary for the Provider to fulfill its obligations under this Agreement. In addition to the foregoing right of access, the Recipient shall, and shall cause the members of its Group to, afford the Provider and the members of its Group and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of the Recipient and the members of its Group as reasonably necessary for the Provider to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by the Provider or the members of the Provider Group, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of the Recipient or any member of its Group and (ii) in the event that the Recipient determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm and consequence. The Provider agrees that all of its and its Group’s employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the Recipient or a member of the Recipient’s Group, or when given access to any facilities, Information, systems, infrastructure or personnel of the Recipient or a member of the Recipient’s Group, conform to the policies and procedures of the Recipient and the members of the Recipient’s Group, as applicable, concerning health, safety, conduct and security which are made known or provided to the Provider from time to time.

Section 2.02          Audit Assistance.  Each of the Parties and the members of their respective Groups are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority)  or parties to contracts with such Parties or the members of their Groups. If such a Third Party exercises its right to examine or audit such Party’s or a member of its Group’s books, records, documents or accounting practices and procedures pursuant to such applicable Law or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party (except if related to the Recipient's receipt of Services, in which case such cost and expense shall be the Recipient's responsibility), all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.  The requesting Party shall consult and cooperate with the cooperating Party to limit the scope of any such examination or audit to the extent reasonably possible.

Section 2.04          Title to Intellectual Property.  Except as otherwise expressly provided for under this Agreement, the Separation and Distribution Agreement, the Trademark License Agreement or the Transition Trademark License Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder (other than the receipt and use of the Services by the Recipient during the term of this Agreement as contemplated hereunder). The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

ARTICLE III

BILLING; TAXES

    Section 3.01          Procedure. Charges for the Services as well as any Covered Taxes due and owing in accordance with Section 3.03 hereof, shall be charged to and payable by the Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to the Provider (as directed by the Provider), on a monthly basis, which amounts shall be due within thirty (30) days after the Recipient’s receipt of each such invoice, including reasonable documentation pursuant to Section 1.03. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

    Section 3.02          Late Payments.  Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one percent (1%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).

    Section 3.03          Taxes.

(a)          Without limiting any provisions of this Agreement, the Charges shall be exclusive of all sales, use, value-added, goods and services, services, excise, consumption, transfer or similar taxes, and any related penalties and interest, arising from the payment of such Charges to the Provider under this Agreement (other than any taxes measured by or imposed on the Provider’s gross or net income, or franchise or other similar taxes of the Provider) (“Covered Taxes”).

(b)          The Recipient shall pay, or reimburse the Provider for, any and all Covered Taxes.

(c)          Where required by applicable Law, the Recipient shall pay any Covered Taxes directly to the relevant Governmental Authority in compliance with applicable Law. If any Covered Taxes are assessed on the receipt of Charges by the  Provider under this Agreement, the Provider shall notify the Recipient, pay such Covered Taxes directly to the applicable Governmental Authority and promptly provide the Recipient with an official receipt showing such payment, and the Recipient shall (without duplication) reimburse the Provider for such Covered Taxes.

(d)          In the event that applicable Law requires any Covered Taxes to be withheld from a payment of Charges by a Recipient to a Provider under this Agreement, the Recipient shall make such required withholding, pay such withheld amounts over to the applicable Governmental Authority in compliance with applicable Law, and increase the amount payable to the Provider as necessary so that, after the Recipient has withheld such amounts, the Provider receives an amount equal to the amount the Provider would have received had no such withholding been required.

(e)          The Recipient and the Provider shall use reasonable efforts, and shall cooperate with each other in good faith, to secure (and to enable the Recipient to claim) any exemption from, or otherwise to minimize, any Covered Taxes or to claim a tax refund therefor or tax credit in respect thereof, and the Recipient shall not be responsible for any Covered Taxes to the extent that such Covered Taxes would not have been imposed if (i) the Provider was eligible to claim an exemption from or reduction of such Covered Taxes, (ii) the Recipient used commercially reasonable efforts to notify the Provider of such eligibility reasonably in advance and (iii) the Provider failed to claim such exemption or reduction. If the Provider receives a refund with respect to any Covered Taxes paid or borne by the Recipient under this Agreement, the Provider shall promptly pay such refund to the Recipient net of costs and expenses (including any additional taxes) incurred by the Provider in connection with the receipt of such refund or the payment of such refund to the Recipient net of costs and expenses (including any additional taxes) incurred by the Provider in connection with the receipt of such refund or the payment of such refund to the Recipient.

    Section 3.04          No Set-Off.  Except as mutually agreed to in writing by KAR and SpinCo, no Party or any member of its Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of member of its Group arising out of this Agreement.

ARTICLE IV

TERM AND TERMINATION

    Section 4.01          Term. This Agreement shall commence upon the Effective Date and shall terminate upon the earlier to occur of: (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) 11:59 p.m., New York City time on [●]. Unless otherwise terminated pursuant to Section 4.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 4.02          Early Termination.

(a)          Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service:

(i)          for any reason or no reason, at least thirty (30) days following written request to the Provider to terminate such Service, if the Provider agrees in writing to such termination; provided, however, that any such termination (x) may only be effective as of the date agreed to in writing by the Parties, (y) shall not result in a reduction of Charges with respect to calendar year 2019, and (z) shall result in a reduction of Charges following calendar year 2019 only if and to the extent expressly set forth in Schedule 2; or

(ii)          if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of  thirty (30) days (or ninety (90) days if Provider is using good-faith efforts to so cure during such thirty (30) day period and thereafter) after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.12) as to whether the Provider has cured the applicable breach.

(b)          The Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured for a period of thirty (30) days (or ninety (90) days if Recipient is using good-faith efforts to so cure during such thirty (30) day period and thereafter) after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that any such termination may only be effective as of the last day of a month; provided, further, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.12) as to whether the Recipient has cured the applicable breach.

    Section 4.03          Interdependencies.  The Parties acknowledge and agree that: (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 4.02 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist (and, in the case of such termination that the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination), the Parties shall negotiate in good faith to amend Schedule 1 with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services.  To the extent that the Provider’s ability to provide a Service is dependent on the continuation of a specified Service, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

    Section 4.04          Effect of Termination.  Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service.

    Section 4.05          Information Transmission.  The Provider, on behalf of itself and the members of its Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) the Provider and the members of its Group shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE V

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

    Section 5.01          KAR and SpinCo Obligations. Subject to Section 5.04, until the five (5)-year anniversary of the Effective Date, each of KAR and SpinCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in confidence, with at least the same degree of care that applies to KAR’s Confidential Information pursuant to policies in effect as of the Effective Date, all Confidential Information concerning the other Party or the members of its Group or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the Effective Date) or furnished by such other Party or such other Party’s Group members or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of its Group or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of member of its Group, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any member of its Group. If any Confidential Information of a Party or any member of its Group is disclosed to the other Party or any member of its Group in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

    Section 5.02          No Release; Return or Destruction.  Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 5.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (whom shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 5.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

    Section 5.03          Privacy and Data Protection Laws.  Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

    Section 5.04          Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of its Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall reasonably cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01          Limitations on Liability.

(a)          THE LIABILITIES OF THE PROVIDER AND ITS GROUP MEMBERS AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY AND ALL ACTS OR FAILURES TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY AND ALL SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT IN THE AGGREGATE EXCEED FIFTY (50%) PERCENT OF THE CHARGES PAID AND PAYABLE TO PROVIDER BY THE RECIPIENT PURSUANT TO THIS AGREEMENT.

(b)          IN NO EVENT SHALL EITHER PARTY, THE MEMBERS OF ITS GROUP OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY TO THE EXTENT PAYABLE BY A PARTY OR A MEMBER OF ITS GROUP TO A THIRD PARTY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, THE MEMBERS OF ITS GROUP AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c)          The limitations in Section 6.01(a) and Section 6.01(b) shall not apply in respect of any Liability to the extent arising out of or in connection with the gross negligence, willful misconduct or fraud of or by the Party (or a member of its Group) to be charged.

    Section 6.02          Obligation to Re-Perform.  In the event of any breach of this Agreement by the Provider with respect to the provision of any Services which the Provider can reasonably be expected to re-perform in a commercially reasonable manner, the Provider shall promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider. Any request for re-performance in accordance with this Section 6.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by the Recipient.

    Section 6.03          Recipient Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, but subject to the limitations set forth in Section 6.01 of this Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, the members of the Provider’s Group and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties to the extent relating to, arising out of or resulting from the Provider’s furnishing or failing to furnish the Services provided for in this Agreement, other than Third Party Claims to the extent arising out of the gross negligence, willful misconduct or fraud of Provider or a member of Provider’s Group.

    Section 6.04          Provider Indemnity.  In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, but subject to the limitations set forth in Section 6.01 of this Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, the members of the Recipient’s Group and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities to the extent relating to, arising out of or resulting from the sale, delivery, provision or use of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from the gross negligence, willful misconduct or fraud of Provider or a member of Provider’s Group.

    Section 6.05          Indemnification Procedures.  The procedures for indemnification set forth in Sections 4.4, 4.5 and 4.6 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement, mutatis mutandis.

ARTICLE VII

MISCELLANEOUS

    Section 7.01          Independent Contractors.  The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties or the respective members of its Group. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

Section 7.02          Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)          KAR represents on behalf of itself and, to the extent applicable, each of the members of the KAR Group, and SpinCo represents on behalf of itself and, to the extent applicable, each of the members of the SpinCo Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)          Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

    Section 7.03          Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

    Section 7.04          Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that SpinCo may not assign its rights or obligations under this Agreement without the express prior written consent of KAR, which consent shall not be unreasonably withheld, conditioned or delayed.

    Section 7.05          Third-Party Beneficiaries.  Except as provided in Article VI with respect to the Provider Indemnitees and Recipient Indemnitees in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

    Section 7.06          Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, , by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to KAR, to:

KAR Auction Services, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
Email:	becca.polak@karauctionservices.com
Attention:	Chief Legal Officer

If to SpinCo, to:

Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
Email:	jkett@iaai.com
skerley@iaai.com
Attention:	John Kett
Sidney Peryar

A Party may, by notice to the other Party, change the address to which such notices are to be given.

    Section 7.07          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

    Section 7.08          Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance (other than a payment obligation hereunder) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IV or under this Section 7.08. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article IV or this Section 7.08.

    Section 7.09          Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 7.10          Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Date and shall remain in full force and effect thereafter.

    Section 7.11          Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

    Section 7.12          Dispute Resolution.  In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

    Section 7.13          Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

    Section 7.14          Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●], 2019.

    Section 7.15          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

KAR AUCTION SERVICES, INC.

By:
Name:
Title:

IAA SPINCO INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Schedule 1

Transition Services
See attached

Schedule 2

Charges

[TO COME]